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                                                             EXHIBIT 21.1



SUBSIDIARIES OF BIORELIANCE CORPORATION




MA BioServices, Inc., a Delaware corporation.

MAGENTA Corporation, a Delaware corporation.

MAGENTA Viral Production, Inc., a Delaware corporation.

BioReliance, Ltd., a corporation organized under the laws of Scotland.

MAGENTA Services, Ltd., a corporation organized under the laws of Scotland.

BioReliance Holding, GmbH, a corporation organized under the laws of the Federal Republic of Germany.

BIOMEVA, GmbH, a corporation organized under the laws of the Federal Republic of Germany.

MA BioServices, GmbH, a corporation organized under the laws of the Federal Republic of Germany.